Our File No. 14672-44 / D/HIO/499906.1

Clark, Wilson
BC's Law Firm for Business

Exhibit 5.1

September 3, 2003

SmarTire Systems Inc.
Richmond Corporate Centre
Suite 150 - 13151 Vanier Place
Richmond, BC V6V 2J1

Dear Sirs:

Re: Common Stock of SmarTire Systems Inc. Registered on Form SB-2 filed September 3, 2003

We have acted as counsel to SmarTire Systems Inc. (the "Company"), a corporation continued under the laws of the Yukon Territory, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of 54,000,000 shares of the Company's common stock (the "Shares") for resale. As further described in the Company's registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act on September 3, 2003, the Shares are issuable to the selling stockholder pursuant to an equity line of credit facility established under a common stock purchase agreement (the "Common Stock Purchase Agreement") between the Company and the selling stockholder dated July 23, 2003.

In connection with this opinion, we have examined the following documents:

(a) Articles of Continuance of the Company;

(b) By-Law No. 1 of the Company;

(c) Resolutions adopted by the Board of Directors of the Company pertaining to the Shares;

(d) The Registration Statement; and

(e) The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Shares to which the Registration Statement and Prospectus relate have been duly authorized and, if and when issued in accordance with the terms of the Common Stock Purchase Agreement, will be duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, British Columbia and Ontario but not admitted to practice in the Yukon Territory. However, we are generally familiar with the Business Corporations Act of the Yukon Territory (the "YBCA"), under which the Company has been duly and validly continued. We have made such inquiries with respect to the YBCA as we consider necessary to render this opinion with respect to a Yukon Territory corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Yukon Territory, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

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